Exhibit 99.1

FOR IMMEDIATE RELEASE DATE: OCTOBER 26, 2007	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS RECORD OPERATING RESULTS

FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2007

AND DECLARES CASH DIVIDEND

Cincinnati, OH; October 26, 2007 – LSI Industries Inc. (Nasdaq:LYTS)today:

•	reported first quarter record net sales of $90,001,000, an increase of 4% over the same period of the prior fiscal year;

•	reported first quarter record net income of $6,953,000, an increase of 27%, over the same period of the prior fiscal year;

•	reported first quarter diluted earnings per share of $0.32, an increase of 28% over the same period of the prior fiscal year; and

•	declared a regular cash dividend of $0.15 per share (indicated annual rate of $0.60 per share), a 15% increase over the regular quarterly rate of the prior fiscal year.

Financial Highlights
(In thousands, except per share data; unaudited)	Three Months Ended September 30
	2007	2006	% Change
Net Sales	$90,001	$86,667	3.8%

Operating Income	$10,726	$8,769	22.3%

Net Income	$6,953	$5,495	26.5%

Earnings Per Share (diluted)	$0.32	$0.25	28.0%

	9/30/07	6/30/07
Working Capital	$73,765	$68,397
Total Assets	$228,357	$233,612
Long-Term Debt	$--	$--
Shareholders’ Equity	$177,211	$176,061

LSI Industries Inc. Fiscal 2008 First Quarter Results
October 26, 2007

First Quarter 2007 Record Results

Net sales in the first quarter of fiscal 2008 were $90,001,000, an increase of 4% over last year’s first quarter net sales of $86,667,000.  Fiscal 2008 first quarter net income of $6,953,000 ($0.32 per share) increased 27% from the $5,495,000 ($0.25 per share) reported last year in the same period.  Lighting Segment net sales decreased 8.6% to $47.9 million (sales to the Commercial / Industrial market increased 4%), and Graphics Segment net sales increased 22.8% to $42.1 million.  Earnings per share represent diluted earnings per share.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “The first quarter of fiscal 2008 demonstrated strong growth and positive momentum that carried over from our record fiscal 2007 operating results.  While we were generally pleased with the first quarter results, especially the improvement in profitability, there were some items that could have made the quarter even better.  Lighting sales began the quarter with very positive growth, then we experienced an unusual softness in September.  Fortunately, that positive growth has returned in the second quarter.  Also, Wal-Mart has communicated to LSI that it has pushed out to future periods essentially its whole new store construction schedule, thereby causing shipment delays for LSI.  Additionally, shipment of solid-state Smartvision® LED digital advertising video screens for the new Perkins Row retail center in Baton Rouge was rescheduled to early in our second quarter because the construction site was not ready for our products.  As we examine the remainder of fiscal 2008, we are positioned to introduce our new CrossoverTM line of solid-state LED lighting fixtures to the petroleum service station market (to be launched in two weeks), pursue sales and commence production of solid-state LED outdoor digital advertising billboards (active marketing efforts commenced during the past 30 days), continue to gain strength in the Commercial / Industrial lighting market including the pursuit of an acquisition in this area later this year, and secure new national re-imaging programs that are under discussion at our Graphics business unit.

“The solid-state LED technology we gained with the acquisition of LSI Saco Technologies is critical to product development and growth in our Lighting Segment and our Graphics Segment.  As we integrated this acquisition into LSI, decisions were made to manufacture and market white light LED lighting fixtures in our Lighting business, market and sell the solid-state LED billboards and sports video boards in our Graphics business, and to manufacture these Smartvision video screens in our headquarters / Lighting operation.  LSI Saco Technologies will continue to operate in Montreal as LSI’s R&D center with its primary mission to continue to develop solid-state LED technology to be employed in both our Lighting and Graphics Segments, and secondarily to be responsible for the Smartvision video screens for the entertainment market.  We therefore have streamlined our segment reporting to the two segments of Lighting and Graphics.

“Providing accurate sales and earnings guidance for fiscal 2008 at this time is very difficult and subject to a number of important timing issues.  Principally, our fiscal 2008 operating results will be heavily impacted by sales of our new Crossover replacement fixture, our securing meaningful sales for our LED outdoor digital advertising billboards and similar products, and replacing large graphics programs that are nearing completion with new re-imaging programs.  Each of these elements has uncertain timing, an example being delays we have encountered in our outdoor digital advertising billboard business necessitated by our desire to redesign our billboard and the need to address performance of certain LEDs in the video screen modules.  We believe these problems with video screen LED components are now behind us, but the lost time cannot be recovered.  Regarding large national account re-imaging programs, the nature of our business has been and will continue to be periods of strong growth followed by periods of lower volume following program completion and prior to new program volume

LSI Industries Inc. Fiscal 2008 First Quarter Results
October 26, 2007

ramp up.  We have high expectations for our new Crossover line, but here again, it is difficult to predict the rate of adoption for these new products which have significant energy, efficiency, and cost advantages, but sell at a higher unit price.  We feel very positive about our direction for the future and our operating strategy which we expect will drive sales and earnings to new record levels.  However, on a near term basis, we are not comfortable in providing specific guidance for the balance of fiscal 2008 at this point in time.  We intend to address the subject of guidance again following completion of the second quarter.”

Balance Sheet

The balance sheet at September 30, 2007 included current assets of $119.7 million, current liabilities of $45.9 million and working capital of $73.8 million.  The current ratio was 2.6 to 1.  The Company has shareholders’ equity of $177.2 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of September 30, 2007 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.15 per share payable November 13, 2007 to shareholders of record as of November 6, 2007.  This new indicated annual rate of $0.60 per share represents a 15% increase over the fiscal 2007 annual rate of $0.52 per share.  LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fifteen times during the period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2008 First Quarter Results
October 26, 2007

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology and applications with lighting and graphics. We combine integrated technology, design, and manufacturing to supply high quality lighting fixtures and graphics elements for applications in the commercial, retail and specialty niche markets.  LSI’s Lighting Segment produces high performance, energy efficient lighting products, including solid-state LED light fixtures, dedicated to outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight applications.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format digital advertising billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering and project management for custom programs for today’s retail environment.

LSI’s major markets are the commercial/industrial lighting, petroleum/convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1800 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2008 First Quarter Results
October 26, 2007

Condensed Income Statements
(in thousands, except per share data; unaudited)	Three Months Ended September 30
	2007	2006
Net sales	$90,001	$86,667
Cost of products sold	64,250	63,545
Gross profit	25,751	23,122

Selling and administrative expenses	15,025	14,353

Operating income	10,726	8,769

Interest (income) expense, net	(132)	271

Income before income taxes	10,858	8,498

Income tax expense	3,905	3,003

Net income	$6,953	$5,495

Earnings per common share

Basic	$0.32	$0.25
Diluted	$0.32	$0.25

Weighted average common shares outstanding

Basic	21,715	21,651
Diluted	22,005	21,878

Condensed Balance Sheets
(in thousands, unaudited)	September 30, 2007	June 30, 2007
Current Assets	$119,658	$123,358
Property, Plant and Equipment, net	46,600	47,558
Other Assets	62,099	62,696
	$228,357	$233,612

Current Liabilities	$45,893	$54,961
Long-Term Debt	--	--
Other Long-Term Liabilities	5,253	2,590
Shareholders’ Equity	177,211	176,061
	$228,357	$233,612